                                                                    Exhibit 4.12

    The options granted pursuant to this Agreement are not transferrable except to the estate of the holder upon his death in accordance with the terms of this Agreement. The shares of Common Stock issuable upon the exercise of any such options may not be transferred, nor will any assignee or endorsee of such shares of Common Stock be recognized as an owner thereof by the issuer for any purpose, unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of the issuer. No shares of Common Stock issuable upon the exercise of any such options may be sold or transferred except pursuant to an effective registration statement or similar qualification under applicable State securities laws, or unless it is established to the satisfaction of the issuer that such sale or transfer is in a transaction which is exempt under, or otherwise in compliance with, such laws. No shares of Common Stock issuable upon the exercise of any such options may be sold, transferred, assigned or otherwise disposed of, nor will any assignee or endorsee of such shares of Common Stock be recognized as an owner thereof by the issuer for any purpose, except in accordance with the terms and conditions of a certain Stockholders' Agreement dated as of December 21, 1990, as same may be amended from time to time, by and among the issuer and the stockholders named in such Stockholders' Agreement.


                               CVC HOLDINGS, INC.
                             c/o CVC Products, Inc.
                                  525 Lee Road
                              Rochester, N.Y. 14603

To:  Ahmad Kermani

         1. OPTION GRANT. CVC Holdings, Inc. (the "Company") hereby grants to you, effective as of October 15, 1993 (the "Date of Grant"), as a matter of separate inducement and not in lieu of any salary or other compensation for your services, the option (this "Option") to purchase, in accordance with and subject to the terms and conditions set forth herein, an aggregate of 500 shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock"), of the Company, at the exercise price of $25 per Share, subject to adjustment as hereinafter provided (the "Option Price"), such Option Price being, in the judgment of the Company, not less than one hundred percent (100%) of the fair market value of each such Share on the Date of Grant. Subject to the provisions and limitations set forth herein, this Option shall vest, and may be exercised by you, on a cumulative basis, in the amounts and for the periods set forth in TABLE A, beginning on October 15, 1994; provided, however, that if your employment terminates for any reason, the currently exercisable portion of this Option will be exercisable through the end of the applicable period set forth in clauses (a) through (c) below and the unvested portion of this Option will automatically and without notice terminate and become null and void.

         2. TERMINATION OF OPTION. Notwithstanding the foregoing, the unexercised portion of this Option will automatically and without notice terminate and become null and void on the tenth anniversary of the effective date hereof, subject to earlier termination as hereinafter provided (the date on which the earliest of such events shall occur being herein referred to as the "Expiration Date"). If, however, your employment with the Company or any subsidiary thereof terminates for any reason before the Expiration Date, this Option will terminate on the applicable date as described below; provided, however, that none of the events described below shall extend the period of exercisability of this Option beyond the Expiration Date:

              (a) immediately upon the termination of your employment in the case of a voluntary termination or a termination for "cause" (as hereafter defined);

              (b) the expiration of three (3) months after your death if your death occurs during your employment or within the three-month period after the termination of your employment specified in clause (c) below, except that your Option will be exercisable during such three-month period only to the extent that it would have been exercisable on the date of your death; and

              (c) the expiration of three (3) months from the date of termination of your employment by reason of your retirement (in accordance with the applicable company policy respecting retirement), dismissal other than for "cause" or your "disability" (as hereafter defined), except that your Option will be exercisable during such three-month period only to the extent that it would have been exercisable immediately prior to the termination of your employment.

For purposes hereof, (i) the term "cause" is defined as (A) the commission by you of a felony, your engaging in theft, embezzlement, fraud, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Company and/or its subsidiaries or its employees, stockholders, affiliates, customers or suppliers, (B) your material breach of Company or subsidiary written policies or terms and conditions of employment, or
(C) your material failure to successfully fulfill your duties or obligations of employment; and (ii) you shall be deemed "disabled" if, at the Company's option, it gives notice to you or your representative that due to a disabling mental or physical condition, you have been prevented, for a continuous period of 90 days or for an aggregate of 120 days during any six month period, from substantially performing those duties which you were required to perform prior to incurring such disability. The existence of a disabling mental or physical condition shall be confirmed by a medical doctor selected by the Company.

         3. OPTION EXERCISE. The currently exercisable portion of this Option may be exercised by you from time to time, in part or in full (but subject to the provisions of subsection 3(b) and of Section 4 below), at any time on or after the date hereof.

              (a) This Option can be exercised only with respect to full Shares and only with respect to a minimum of 100 Shares at the time of any exercise.

              (b) Any exercise of this Option must be in writing addressed to the Board of Directors of the Company at the principal place of business of the Company and delivered at least ten (10) business days prior to the proposed date of exercise, which writing shall indicate the number of Shares as to which this Option is being exercised and shall be accompanied by a certified or bank cashier's check payable to the order of the Company in the full amount of the aggregate Option Price of the Shares covered by such exercise.

         4. CERTAIN CONDITIONS TO EXERCISE. (a) This Option may be exercised by you only if on the date of exercise you satisfy the Company in such manner as the Company shall reasonably specify, that the Shares issuable upon such exercise may be issued to you pursuant to an exemption from the registration requirements of applicable federal and state securities laws.

              (b) This Option may not be exercised if and so long as such exercise would subject the Company or any of its subsidiaries to any substantial risk under contracts or programs restricting ownership or control or similar requirements or would subject the Company or any of its subsidiaries to other regulatory problems, in each case, as determined by the Company's Board of Directors.

              (c) This Option may not be exercised unless and until you or, upon your death, the person to whom this Option is transferred in accordance with Section 8 hereof, shall have executed and delivered: (i) a written consent in the form of EXHIBIT A hereto, to be bound by all of the terms of the Stockholders' Agreement (the "Stockholders' Agreement") dated as of December 21, 1990, as amended and as the same may be amended from time to time, among the Company and the holders of shares of capital stock of the Company named therein; and (ii) such subscription documents as the Company shall require, including, without limitation, a subscription agreement and a prospective purchaser's questionnaire. You acknowledge your receipt of a copy of the Stockholders' Agreement, as amended, through the date hereof. Nothing in this Agreement shall be deemed to require the Company to deliver to you copies of, or to seek your approval for, any amendments made to such Stockholders' Agreement. You further agree that any time period for you to exercise rights under the Stockholders' Agreement shall be deemed to have commenced for you on the same date as such time period commenced to run for the other Stockholders having the same rights thereunder regardless of the date on which you first acquire Shares.

         5.   SHARE REPURCHASE RIGHT. At any time prior to the expiration of six
(6) months from termination of your employment with the Company for any reason, the Company shall have the right, but shall not be obligated, to repurchase any Shares (and/or any securities acquired in connection with or exchange for the Shares) acquired pursuant to the terms of this Option (the "Repurchase Right") by giving you or the holder of such Shares written notice of the Company's intention to exercise such Repurchase Right prior to the expiration of such six-month period (the "Notice"). The per-share purchase price for the Shares shall be determined as follows:

              (a) in the event your employment with the Company terminates for any of the reasons specified in Section 2(a) above, the per-share purchase price for the Shares shall be equal to the lesser of (i) your Option Price; or (ii) the applicable NATI Multiple Price, as determined below; and

              (b) in the event your employment with the Company terminates for any of the reasons specified in Section 2(b) or 2(c) above, the per-share purchase price for the Shares shall be equal to the applicable "NATI Multiple Price." The "NATI Multiple Price" per Share shall be (A) the average of the Annualized Net After-Tax Income per Share for each of the eight most recently completed fiscal quarters of the Company prior to the date of the termination of such employment multiplied by (B) seven (7). For purposes hereof, the "Annualized Net After-Tax Income" of the Company for any fiscal period shall be the consolidated income after taxes of the Company for such period on an annualized basis, determined in accordance with generally accepted accounting principles, consistently applied. The calculations required by this Section 5(b) shall be made on a fully-diluted, as-converted basis by the independent certified public accountants for the Company, whose determination shall be final and binding on all parties hereto.

              (c) The closing for all purchases and sales of Shares provided for in this Section 5 shall be held at the office of the Company at 10:00 o'clock a. m. on the 90th day after the giving of the Notice or such earlier date as the Company shall specify. If the aforesaid closing date falls on a Saturday, Sunday or legal holiday, then the closing shall be held on the next succeeding business day.

              (d) Except as hereinafter provided, the purchase price for the purchase and sale of Shares determined pursuant to the provisions of Section 5 hereof shall be paid in eight equal quarterly installments, the first such payment to be made on the date of the closing under Section 5(c) hereof and the remaining seven installments, to be made on the last day of each of the seven immediately succeeding 90-day periods. Such installment obligations shall bear interest on the outstanding balance at a rate equal to the prime rate announced from time to time by the Company's principal lending bank (or, in the absence of any such bank, Citibank, N.A.), payable together with each principal installment. Contemporaneously with the receipt of the first installment as aforesaid, you or the seller(s) shall duly endorse to the Company and deliver to the Company for cancellation the certificate or certificates representing the Shares sold hereunder, together with all necessary documentary transfer stamps, if any. The Company, at its option, may pre-pay any or all amounts without penalty or premium.

         6. RESERVATION OF SHARES. The Company will at all times through the close of business on the Expiration Date reserve and keep available free from preemptive rights, out of the aggregate of its authorized but unissued or treasury shares of Common Stock, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise of this Option, the number of Shares deliverable upon the exercise of this Option. The Company covenants that all Shares issued upon exercise of this Option shall, upon issuance in accordance with the terms of this Option, be fully paid and nonassessable.

         7.   CERTAIN ADJUSTMENTS; MERGERS, CONSOLIDATIONS, ETC.

              (a) Notwithstanding any other provisions contained in this Agreement, in the event of the merger or consolidation of the Company, or reorganization or recapitalization of, stock dividend on, stock split, split-up, split-off, spin-off or combination of, shares of Common Stock, appropriate adjustments shall be made by the Board of Directors of the Company as to the number of Shares and/or the exercise price per Share subject to this Option, as shall be equitable to prevent reduction or enlargement of rights under this Option, and the determination of the Board of Directors as to such matters shall be conclusive and binding. References in this Agreement to Shares shall include any such securities or other property (including cash) into which Shares of Common Stock may be changed pursuant to or in accordance with the preceding sentence through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, or combination of shares.

              (b) If (i) the Board of Directors of the Company approves a consolidation or merger of the Company or any substantial subsidiary of the Company with another corporation and a change in control in the Company is effected in connection therewith, or (ii) the Board of Directors approves the sale of all or substantially all of the property or assets of the Company or of any substantial subsidiary of the Company, or (iii) more than fifty percent (50%) of the total combined voting power of all classes of stock of the Company or any substantial subsidiary of the Company normally entitled to vote for the election of directors of the Company or such subsidiary is acquired by a person, firm or corporation or cooperating group of such individuals or entities, other than the Initial Stockholders or their Groups (as such terms are defined in the Stockholder's Agreement), or, in the case of such subsidiary other than the Company, then the Board of Directors shall have the right to terminate this Option (in which event such Option shall not be subject to the above described adjustments in subsection (a)) by causing written notice of such termination to be given to you at least fifteen (15) days prior to the earlier of (A) the date on which such consolidation, merger or acquisition of assets or stock is expected to become effective, or (B) if different from the date specified in subclause (A) above, the date as of which a record will be taken to determine the holders of shares of Common Stock who shall be entitled to exchange such shares for securities or other property (including cash) deliverable upon such consolidation, merger or acquisition of assets or stock, provided, however, that any such Options as to which notice of termination has been sent by the Company as aforesaid in respect of any of the events described above, which are not otherwise exercisable during the aforesaid fifteen (15) day period solely because they are not then vested and which have not otherwise lapsed or expired, shall be either assumed by the acquiror or surviving entity upon the consummation of such event or shall have the vesting period thereof accelerated to permit the exercise thereof subject to the consummation of such transactions during the aforesaid fifteen (15) day period if all other conditions to exercise (other than vesting) are met. Such notice shall be deemed duly given when given as provided below, and failure to give such notice, or a defect therein, shall not affect the termination of this Option.

              (c) If the Board of Directors shall determine to cause the termination of this Option pursuant to subsection (b) above upon the occurrence of an event described in said subsection (b), and shall not provide a period during which this Option will be exercisable in full prior to such termination of this Option or in the event the restrictions set forth in subsections 4(a) and/or 4(b) shall apply to the Options to be terminated, then, upon the occurrence of such event and the actual consummation of the applicable consolidation, merger or sale, this Option shall terminate and you shall receive, with respect to each Share subject to this Option (including those Shares as to which vesting has been accelerated pursuant to subsection (b) above), an amount per Share equal to the excess of the fair market value of each such Share immediately prior to the occurrence of such transaction over the exercise Option Price per Share; such amount to be payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Board of Directors, in its sole discretion, shall determine.

         8. RESTRICTIONS ON TRANSFERS. (a) This Option is not transferable by you, and is exercisable only by you, and may not be sold, assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) except that upon your death this Option may be transferred subject to all of the terms and conditions contained in this Agreement, (A) to your then-current spouse, parents or lineal descendants, or to trusts or custodianships established for any such person, (B) by operation of the laws of descent and distribution, (C) by disposition pursuant to the terms of your last will and testament, to such spouse, parent or lineal descendant or (D) otherwise to your estate. This Option shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option or any interest herein, and the levy of any attachment or similar proceeding upon this Option or any interest herein, shall be null and void and without effect except as provided in the preceding sentence.

              (b) The Company may postpone the time of delivery of certificates for the shares issuable upon the exercise of this Option for such additional time as the Company shall deem necessary or desirable to enable it to comply with the listing requirements of any securities exchange or the National Association of Securities Dealers, Inc. upon which shares of the Company may then or are then contemplated to be listed or quoted, or the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any rules or regulations of the Securities and Exchange Commission promulgated thereunder or the requirements of applicable state laws relating to the authorization, issuance or sale of securities.

              (c) (i) You hereby represent and warrant to the Company that (A) this Option and all Shares hereafter purchased or otherwise acquired by you have been and are being acquired by you for your own account for investment, without any intention of selling or further distributing the same, (B) you do not presently have any reason to anticipate any change in circumstances or any other particular occasion or event which would cause you to sell the Option or any of such Shares, and (C) you are fully aware that in agreeing to grant the Option and/or sell or issue such Shares to you, and in entering into this Agreement, the Company has relied and is relying upon the truth and accuracy of these representations and warranties.

                   (ii) Each instrument, agreement or certificate the Company has issued or will issue to represent this Option shall prominently bear a legend making reference to this

Agreement and securities laws applicable to the Shares acquired upon exercise hereof and to the Stockholders' Agreement.

         9. NOT A CONTRACT OF EMPLOYMENT. NOTHING IN OPTION AGREEMENT SHALL CONFER ANY RIGHT TO CONTINUE IN THE EMPLOY OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR AFFECT ANY RIGHT WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES MAY HAVE TO TERMINATE YOUR EMPLOYMENT.

         10. MISCELLANEOUS. (a) You shall not have any rights to dividends or any other rights of a stockholder with respect to any shares subject to this Option, except to the extent that you have paid for such shares and a certificate for such shares shall have been actually issued in your name upon the due, proper and timely exercise of this Option as provided for herein.

              (b) Each notice relating to this Option shall be in writing and delivered in person or by certified mail, return receipt requested, to the proper address. All notices to you shall be addressed to you at your address below specified. All notices to the Company shall be addressed to the Company at the address set forth on the first page of this Agreement with a copy to Golenbock, Eiseman, Assor & Bell, 437 Madison Avenue, New York, New York 10022,
Attention: A.C. Peskoe, Esq. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect given to the other party in accordance with this subsection (b). Each such notice shall be deemed given upon the receipt thereof when delivered in person and on the second business day after the mailing when sent by mail as aforesaid.

              (c) You understand that, upon exercise of this Option, you may recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares purchased over the Option Price for such Shares. Your employer may withhold tax from your current compensation with respect to such income or any other income which it deems you to have received in connection therewith; to the extent that your then current compensation is insufficient to satisfy the withholding tax liability, you will be required to make a cash payment to cover such liability as a condition of exercise of this Option.

              (d) If this Option shall be mutilated, lost, stolen or destroyed, the Company shall issue in exchange and substitution for and upon cancellation of the mutilated Option, or in lieu of and in substitution for the Option lost, stolen or destroyed, a new Option of like tenor and denomination, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Option and such indemnity and, if requested by the Company, such bond, as shall in each case be satisfactory to the Company. You must also comply with such other reasonable requirements and pay such other reasonable charges as the Company may prescribe in connection with such issuance.

              (e) This Option shall be governed and construed in accordance with the substantive laws of the State of New York applicable to contracts executed, delivered and to be fully performed in the State of New York, without giving effect to contrary provisions regarding conflict of laws.

              (f) This Agreement shall inure to the benefit of and shall be binding upon your heirs, executors, administrators and legal representatives, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. You may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of your rights hereunder except if and to the extent expressly permitted by Section 8 of this Agreement, and any such attempted prohibited delegation or disposition shall be null and void and without effect.

              (g) This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.

              (h) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

              (i) The section headings contained herein are for the purposes of convenience only, are not intended to define or limit the contents of said sections and are not part of this Agreement.

              (j) By signing below, you hereby accept this Option subject to all of the terms and provisions hereof and acknowledge all of the representations, warranties and agreements set forth above. This Option shall not be effective until you have signed this Option and delivered it to the Company.

         IN WITNESS WHEREOF, CVC Holdings, Inc. has caused this Option to be executed as of the date first above set forth.


                                  CVC HOLDINGS, INC.

                                  By: /s/ Christine B. Whitman

ACCEPTED AND AGREED TO:

/s/ Ahmad Kermani
-----------------------
    Ahmad Kermani

186 BELGIAN DR.
-----------------------
DANVILLE, CA 94526
-----------------------
[Address]

                                                                         TABLE A


Number of Shares                        Vesting Pursuant and
Subject to options                   subject to this option on:
------------------                   --------------------------
  167                                      October 15, 1994
  167                                      October 15, 1995
  166                                      October 15, 1996


                                                                       EXHIBIT A

                                   CONSENT TO

                            BE BOUND BY THE TERMS OF

                            A STOCKHOLDERS' AGREEMENT

         Upon the consummation of his acquisition of any shares of capital stock of CVC Holdings, Inc. (the "Corporation") pursuant to the Option Agreement between the undersigned and the Corporation dated as of _______, 1994, the undersigned agrees to be bound by all of the terms, conditions, limitations and provisions of the Stockholders' Agreement, dated as of December 21, 1990, as the same may be amended from time to time, among the Corporation and the stockholders of the Corporation named therein as a (i) signatory, (ii) "Stockholder," (iii)* ["Initial Stockholder", and (vi) "Management Stockholder"]* for the purposes of such agreement as if he had been an original signatory thereto.

         IN WITNESS WHEREOF, the undersigned has subscribed his name below as of the ___ day of ______, 19__.


                                  /s/ Ahmad Kermani
                                  -----------------
                                  Ahmad Kermani